EXHIBIT 10.1

ADDENDUM TO EQUITY PARTICIPATION AND EARN-IN AGREEMENT

THIS AMENDMENT (this "Addendum") made effective as of the 21st day of March (the "Effective Date"),

AMONG:

FLEX MINING LTD., a corporation formed pursuant to the laws of the State of Delaware and having an office for business at 4540 21st N.W., Calgary, Alberta T3B 0W4 ("Flex Mining")

AND:

GOLD LAKES CORP., a company formed pursuant to the laws of the State of Nevada and having an office for business located at 3401 Enterprise Parkway, Suite 340, Beachwood, Ohio 44122 ("Gold Lakes")

WHEREAS:

A.	Flex Mining and Gold Lakes entered into an Equity Participation And Earn-In Agreement (the "Agreement") made effective as of August 28, 2015;

B.	Flex Mining and Gold Lakes wish to enter into this Addendum to modify and add certain terms and conditions to the Agreement; and

C.	The parties are entering into this Addendum to formally document their agreement in respect of the matters referred to in the foregoing recitals.

NOW THEREFORE THIS AGREEMENT WITNESSES THAT, in consideration of the premises and the respective covenants and agreements herein contained, the parties hereto covenant and agree as follows:

1.	The following definitions contained in Section 1.1 of the Agreement are hereby removed and replaced with the following:

"Existing Licenses" means, collectively, Mineral Exploration License number 4282128, 4282129, 4282130, 4282131, 4282132, 4282133, 4282134 issued by the Province of Ontario;

"Property" means the geographical area which is the subject of Mining License number 4282128, 4282129, 4282130, 4282131, 4282132, 4282133, 4282134 issued by the Province of Ontario;

2.	Section 2.2 of the Agreement is hereby removed and replaced with the following:

Cash Payment

2.2 Within 180 days from the Effective Date of this Addendum, Gold Lakes shall pay US$15,000 to Flex Mining. To date, US$6,000 has been paid by Gold Lakes to Flex Mining.

3.	Part 3 of the Agreement is hereby removed and replaced with the following:

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PART 3

ACQUISITION OF FLEX MINING

Sale of Assets

3.1 Subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties, covenants and agreements contained herein, at the closing of the transactions contemplated hereby, Flex Mining will sell, convey, assign and transfer 100% of Flex Mining's interest in and to Purchased Assets (as defined below).

"Purchased Assets" means, collectively all tangible property, including but not limited to, furniture, fixtures, machinery, equipment, tools, and inventory ("Inventory"), and the following intangible property: all right, title and interest of Flex Mining, if any, under leases of personal property and equipment, intellectual property (including, without limitation, trademarks, tradenames, and service marks), telephone numbers and telephone listings, insurance policies, trade accounts receivable ("Accounts"), promissory notes arising from Accounts, all causes of action related to Purchased Assets, contingent and unliquidated claims, counterclaims and rights to setoff claims related to Purchased Assets, customer lists, goodwill and other intangible property related to Flex Mining, including but not limited to name branding, website domains, business design and all related documentation including financial models and projections, draft and executed contracts, presentations, marketing materials, etc. Specifically the Big Monty Claims are contained in the Purchased Assets.

Consideration

3.2 In consideration of Gold Lakes' agreement to the Share Issuance and the Required Expenditures (as defined below), Flex Mining hereby grants 100% of Flex Mining's right, title and interest in and to Purchased Assets.

Required Expenditures

3.3 As partial consideration for the purchase of the Purchased Assets, Gold Lakes will have to incur the following expenditures (the "Required Expenditures"):

(a)	incur not less than $250,000 of expenditures on or before the first anniversary of the Effective Date of this Addendum,, in accordance with the Initial Exploration Program and Budget;

(b)	incur not less than $350,000 of additional expenditures on or before the second anniversary of the Effective Date of this Addendum, in accordance with the Initial Exploration Program and Budget; and

(c)	incur not less than $400,000 of additional expenditures on or before the third anniversary of the Effective Date of this Addendum, in accordance with the Initial Exploration Program and Budget.

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Notwithstanding the foregoing, Gold Lakes may incur expenditures sooner than provided by the schedule set forth above. If, despite its best efforts, Gold Lakes is unable to incur sufficient expenditures pursuant to Section 3.3, Gold Lakes will be entitled to satisfy any deficiency by making an equivalent cash payment to Flex Mining on or before the date by which such expenditures were required to be incurred.

Buy Back Option

3.4 If Gold Lakes does not incur the Required Expenditures as set forth pursuant to the schedule above, Flex Mining shall have the option to purchase the properties back at a price to be mutually agreed upon by the parties.

4.	A new Part 8 is added as follows:

PART 8

ROYALTIES

Outstanding Royalties

8.1 As of the Effective Date of this Addendum, there are no royalties due or payable by any party.

Future Royalties

8.2 The parties may agree in the future to place a royalty on an existing property owned by Flex Mining or Gold Lakes or on any new properties acquired by either party. Gold Lakes may also decide to sell a royalty on an existing or new property to a third party in order to raise additional working capital.

5.	A new Part 9 is added as follows:

PART 9

ADDITIONAL PROPERTY ACQUISITIONS

Additional Acquisitions

9.1 If either party acquires additional properties after the effective date of this Addendum, such properties will be the sole property of the acquiring property and not subject to this Addendum or the Agreement.

6.	Flex Mining and Gold Lakes expressly agree and acknowledge that all provisions of the Agreement except those amended by this Addendum shall remain unchanged and in full force and effect.

[SIGNATURE PAGE TO FOLLOW]

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IN WITNESS WHEREOF the parties have executed this Addendum effective as of the day and year first above written.

FLEX MINING LTD.

Per:

Christian Simmerling

President & Chief Executive Officer

GOLD LAKES CORP.

Per:

Christopher Vallos

President & Chief Executive Officer

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